UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2016

Rhino Resource Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Option Agreement

On December 30, 2016, Rhino Resource Partners LP (the “Partnership”) entered into an option agreement (the “Option Agreement”) with Royal Energy Resources, Inc. (“Royal”), Rhino Resources Partners Holdings, LLC (“Rhino Holdings”), an entity wholly owned by certain investment partnerships managed by Yorktown Partners LLC (“Yorktown”), and Rhino GP LLC (“Rhino GP”), the general partner of the Partnership. Upon execution of the Option Agreement, the Partnership received an option (the “Call Option”) from Rhino Holdings to acquire substantially all of the outstanding common stock of Armstrong Energy, Inc. (“Armstrong Energy”) that is currently owned by investment partnerships managed by Yorktown, representing approximately 97% of the outstanding common stock of Armstrong Energy. Armstrong Energy, Inc. is a coal producing company with approximately 554 million tons of proven and probable reserves and six mines located in the Illinois Basin in western Kentucky as of September 30, 2016. The Option Agreement stipulates that the Partnership can exercise the Call Option no earlier than January 1, 2018 and no later than December 31, 2019. In exchange for Rhino Holdings granting the Partnership the Call Option, the Partnership issued 5.0 million common units, representing limited partner interests in the Partnership (the “Call Option Premium Units”) to Rhino Holdings upon the execution of the Option Agreement. The Option Agreement stipulates the Partnership can exercise the Call Option and purchase the common stock of Armstrong Energy in exchange for a number of common units to be issued to Rhino Holdings, which when added with the Call Option Premium Units, will result in Rhino Holdings owning 51% of the fully diluted common units of the Partnership. The purchase of Armstrong Energy through the exercise of the Call Option would also require Royal to transfer a 51% ownership interest in Rhino GP to Rhino Holdings. The Partnership’s ability to exercise the Call Option is conditioned upon (i) sixty (60) days having passed since the entry by Armstrong Energy into an agreement with its bondholders to restructure its bonds and (ii) the amendment of the Partnership’s revolving credit facility to permit the acquisition of Armstrong Energy.

The Option Agreement also contains an option (the “Put Option”) granted by the Partnership to Rhino Holdings whereby Rhino Holdings has the right, but not the obligation, to cause the Partnership to purchase substantially all of the outstanding common stock of Armstrong Energy from Rhino Holdings under the same terms and conditions discussed above for the Call Option. The exercise of the Put Option is dependent upon (i) the entry by Armstrong Energy into an agreement with its bondholders to restructure its bonds and (ii) the termination and repayment of any outstanding balance under the Partnership’s revolving credit facility.

The Option Agreement contains customary covenants, representations and warranties and indemnification obligations for losses arising from the inaccuracy of representations or warranties or breaches of covenants contained in the Option Agreement, the Seventh Amendment (defined below) and the GP Amendment (defined below). Upon the request by Rhino Holdings, the Partnership will also enter into a registration rights agreement that provides Rhino Holdings with the right to demand two shelf registration statements and registration statements on Form S-1, as well as piggyback registration rights for as long as Rhino Holdings owns at least 10% of the outstanding common units.

Pursuant to the Option Agreement, Rhino GP amended its Second Amended and Restated Limited Liability Company Agreement (“GP Amendment”). Pursuant to the GP Amendment, Mr. Bryan H. Lawrence was appointed to the board of directors of Rhino GP as a designee of Rhino Holdings and Rhino Holdings has the right to appoint an additional independent director. Rhino Holdings has the right to appoint two members to the Rhino GP board of directors for as long as it continues to own 20% of the common units on an undiluted basis. The GP Amendment also provided Rhino Holdings with the authority to consent to any delegation of authority to any committee of Rhino GP’s board. Upon the exercise of the Call Option or the Put Option, the Second Amended and Restated Limited Liability Company Agreement of Rhino GP, as amended, will be further amended to provide that Royal and Rhino Holdings will each have the ability to appoint three directors and that the remaining director will be the chief executive officer of Rhino GP unless agreed otherwise.

The foregoing description is qualified in its entirety by reference to the Option Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Series A Preferred Unit Purchase Agreement

On December 30, 2016, the Partnership entered into a Series A Preferred Unit Purchase Agreement (the “Preferred Unit Agreement”) with Weston Energy LLC (“Weston”), an entity wholly owned by certain investment partnerships managed by Yorktown, and Royal. Under the Preferred Unit Agreement, Weston and Royal agreed to purchase 1,300,000 and 200,000, respectively, of Series A Preferred Units representing limited partner interests in the Partnership (“Series A Preferred Units”) at a price of $10.00 per Series A Preferred Unit. The Series A Preferred Units have the preferences, rights and obligations set forth in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, which is further described in Item 5.03 in this Current Report on Form 8-K. In exchange for the Series A Preferred Units, Weston and Royal paid cash of $11.0 million and $2.0 million, respectively, to the Partnership and Weston assigned to the Partnership a $2.0 million note receivable from Royal originally dated September 30, 2016 (the “Weston Promissory Note”).

The Preferred Unit Agreement contains customary representations, warrants and covenants, which include among other things, that, for as long as the Series A Preferred Units are outstanding, the Partnership will cause CAM Mining, LLC (“CAM Mining”) to conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with CAM Mining.

The Preferred Unit Agreement stipulates that upon the request of the holder of the majority of the Partnership’s common units following their conversion from Series A Preferred Units, as outlined in the Amended and Restated Partnership Agreement (as defined below), the Partnership will enter into a registration rights agreement with such holder. Such majority holder has the right to demand two shelf registration statements and registration statements on Form S-1, as well as piggyback registration rights.

The foregoing description is qualified in its entirety by reference to the Preferred Unit Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated into this Current Report on Form 8-K by reference.

Material Relationships

Prior to the transactions described above Royal owned an approximate 85% limited partner interest in the Partnership and subsequent to the transactions described above Royal owns an approximate 55% limited partner interest in the Partnership. Royal also owns 100% of the ownership interests in Rhino GP. On March 21, 2016, the Partnership and Royal entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Partnership issued 6,000,000 common units in the Partnership to Royal in a private placement at $1.50 per common unit for an aggregate purchase price of $9.0 million. Royal paid the Partnership $2.0 million in cash and delivered a promissory note payable to the Partnership in the amount of $7.0 million (the “Rhino Promissory Note”). The promissory note is payable in three installments: (i) $3.0 million on July 31, 2016; (ii) $2.0 million on or before September 30, 2016 and (iii) $2.0 million on or before December 31, 2016.

On September 30, 2016, Royal issued Weston the Weston Promissory Note in exchange for $2.0 million in cash and Royal contributed the proceeds to the Partnership in satisfaction of its obligation to make the September 30, 2016 payment on the promissory note issued to the Partnership pursuant to the Securities Purchase Agreement.

On December 30, 2016, Royal issued Weston a promissory note in exchange for $2.0 million in cash and Royal contributed the proceeds to the Partnership in exchange for 200,000 Series A Preferred Units described above.

Letter Agreement Regarding Rhino Promissory Note and Weston Promissory Note

On December 30, 2016, the Partnership and Royal entered into a letter agreement whereby they extended the maturity dates of the Weston Promissory Note and the final installment payment of the Rhino Promissory Note to December 31, 2018. The letter agreement further provides that the aggregate $4.0 million balance of the Weston Promissory Note and Rhino Promissory Note may be converted at Royal’s option into a number of shares of Royal’s common stock equal to the outstanding balance multiplied by seventy-five percent (75%) of the volume-weighted average closing price of Royal’s common stock for the 90 days preceding the date of conversion (“Royal VWAP”), subject to a minimum Royal VWAP of $3.50 and a maximum Royal VWAP of $7.50.

Seventh Amendment of Amended and Restated Credit Agreement

On December 30, 2016, Rhino Energy LLC, a wholly owned subsidiary of the Partnership, as borrower, and the Partnership and certain of its subsidiaries, as guarantors, entered into a seventh amendment of its amended and restated credit agreement (the “Seventh Amendment”) with PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the lenders party thereto. The Seventh Amendment allows for the Series A Preferred Units as outlined in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, which is further described in Item 5.03 in this Current Report on Form 8-K, as well as the Option Agreement. The Seventh Amendment immediately reduces the revolving credit commitments by $11.0 million and provides for additional revolving credit commitment reductions of $2.0 million each on June 30, 2017 and September 30, 2017. The Seventh Amendment further reduces the revolving credit commitments over time on a dollar-for-dollar basis for the net cash proceeds received from any asset sales after the Seventh Amendment date once the aggregate net cash proceeds received exceeds $2.0 million. The Seventh Amendment alters the maximum leverage ratio to 4.0 to 1.0 effective December 31, 2016 through May 31, 2017 and 3.5 to 1.0 from June 30, 2017 through December 31, 2017. The maximum leverage ratio shall be reduced by 0.50 to 1.0 for every $10.0 million of net cash proceeds, in the aggregate, received after the Seventh Amendment date from (i) the issuance of any equity by the Partnership and/or (ii) the disposition of any assets in excess of $2.0 million in the aggregate, provided, however, that in no event will the maximum leverage ratio be reduced below 3.0 to 1.0. The Seventh Amendment alters the minimum consolidated EBITDA figure, as calculated on a rolling twelve months basis, to $12.5 million from December 31, 2017 through May 31, 2017 and $15.0 million from June 30, 2017 through December 31, 2017. The Seventh Amendment alters the maximum capital expenditures allowed, as calculated on a rolling twelve months basis, to $20.0 million through the expiration of the credit facility. A condition precedent to the effectiveness of the Seventh Amendment is the receipt of the $13.0 million of cash proceeds received by the Partnership from the issuance of the Series A Preferred Units pursuant to the Preferred Unit Agreement, which will be used to repay outstanding borrowings under the revolving credit facility. Per the Seventh Amendment, the receipt of $13.0 million cash proceeds fulfills the required Royal equity contributions as outlined in the previous amendments to the Partnership’s credit agreement.

The foregoing description is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.3 and is incorporated into this Current Report on Form 8-K by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The Option Agreement supersedes and terminates the Equity Exchange Agreement entered into by the Partnership, Royal, Rhino Holdings, Yorktown and Rhino GP on September 30, 2016 (the “Equity Exchange Agreement”). The Equity Exchange Agreement had provided that Yorktown would contribute its shares of common stock of Armstrong Energy to Rhino Holdings and Rhino Holdings would contribute those shares to the Partnership in exchange for 10.0 million common units of the Partnership. The Equity Exchange Agreement also contemplated that Rhino GP would issue a 50% ownership interest in Rhino GP to Rhino Holdings.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the issuance of the Call Option Premium Units and the Series A Preferred Units set forth in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. Each of the issuances of the Call Option Premium Units and the Series A Preferred Units pursuant to the Option Agreement and the Preferred Unit Agreement, respectively, was undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 3.03	Material Modification to Rights of Security Holders.

The information regarding the Series A Preferred Units, the Preferred Unit Agreement, the Option Agreement, the GP Amendment and the Amended and Restated Partnership Agreement (as defined below) set forth in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01	Changes in Control of Registrant.

Rhino GP manages the operations and activities of the Partnership as its general partner, and the Partnership is managed and operated by the board of directors and executive officers of Rhino GP. Seven members of the board of directors of Rhino GP are appointed by Royal, as its current sole member and two designees are appointed by Rhino Holdings pursuant to the Option Agreement. Upon the exercise of the Call Option or the Put Option, the Second Amended and Restated Limited Liability Company Agreement of Rhino GP, as amended, will be further amended to provide that Royal and Rhino Holdings will each have the ability to appoint three directors and that the remaining director will be the chief executive officer of Rhino GP unless agreed otherwise. In addition, upon the exercise of the Call Option or Put Option, Royal will transfer 51% of the ownership interest in Rhino GP to Rhino Holdings.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Rhino Holdings Designees to the Rhino GP Board

Pursuant to the GP Amendment, Bryan H. Lawrence was appointed to the board of directors of Rhino GP as a designee of Rhino Holdings on December 30, 2016 and Rhino Holdings has the right to appoint an additional independent director. Rhino Holdings will have the right to appoint two members to the Rhino GP board of directors for as long as it continues to own 20% of the common units on an undiluted basis.

Employment Contracts

William Tuorto Employment Contract

On December 30, 2016, Rhino GP entered into an employment agreement with William Tuorto, Rhino GP’s Executive Chairman. The term of the employment agreement expires on December 31, 2020. The employment agreement provides for a base salary of $300,000 per year and an annual discretionary bonus of a minimum of 50% of Mr. Tuorto’s base salary and a maximum of 100% of his annual base salary. The employment agreement allows Mr. Tuorto to participate in the Partnership’s employee benefit programs, including eligibility to receive grants of Partnership units pursuant to the long-term incentive plan adopted by the board of directors of Rhino GP. The employment agreement also provides for his use of an automobile suitable for his duties. The employment agreement provides that if his employment is terminated by Rhino GP without “cause” or he resigns “for good reason,” Mr. Tuorto would be entitled to receive a lump sum payment equal to his base salary from the period of termination through the expiration of his employment agreement. For purposes of the agreement, “cause” means (1) the failing to perform substantially his duties (other than any such failure resulting from incapacity due to disability), within ten days after written notice from the Partnership; (2) conviction of, or pleading guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; (3) engaging in any illegal conduct, gross misconduct, or other material breach of the agreement which is materially and demonstrably injurious to the business or reputation of the Partnership; or (4) engaging in any act of dishonesty or fraud involving the Partnership or any subsidiary or affiliate of the Partnership, and “good reason” means the (1) assignment of duties inconsistent with Mr. Tuorto’s office or material diminution of his position, (2) a reduction in his salary or benefits or (3) purported termination of his employment other than for “cause,” death or disability. If Mr. Tuorto is terminated for “cause,” or resigns without “good reason” he will be entitled to receive any unpaid salary, payment in respect of accrued vacation days and reimbursement for business expenses, in each case, through the date of his termination. Mr. Tuorto is subject to certain confidentiality and nonsolicitation covenants. The confidentiality covenants are perpetual, while the nonsolicitation period runs during the term of Mr. Tuorto’s employment agreement.

Richard A. Boone Employment Contract

On December 30, 2016, Rhino GP entered into an amended and restated employment agreement with Richard A. Boone, Rhino GP’s Chief Executive Officer and President. The term of the employment agreement expires on December 31, 2018. The employment agreement provides for a base salary of $300,000 per year and an annual discretionary bonus of a minimum of 10% of Mr. Boone’s base salary and a maximum of 100% of his annual base salary. The employment agreement allows Mr. Boone to participate in the Partnership’s employee benefit programs, including eligibility to receive grants of Partnership units pursuant to the long-term incentive plan adopted by the board of directors of Rhino GP. The agreement also provides for his use of an automobile suitable for his duties. The employment agreement provides that if his employment is terminated by Rhino GP without “cause” or he resigns “for good reason,” Mr. Boone would be entitled to receive a lump sum payment equal to his base salary from the period of termination through the expiration of his employment agreement. For purposes of the agreement, “cause” means (1) the failing to perform substantially his duties (other than any such failure resulting from incapacity due to disability), within ten days after written notice from the Partnership; (2) conviction of, or pleading guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; (3) engaging in any illegal conduct, gross misconduct, or other material breach of the agreement which is materially and demonstrably injurious to the business or reputation of the Partnership; or (4) engaging in any act of dishonesty or fraud involving the Partnership or any subsidiary or affiliate of the Partnership, and “good reason” means the (1) assignment of duties inconsistent with Mr. Boone’s office or material diminution of his position, (2) a reduction in his salary or benefits or (3) purported termination of his employment other than for “cause,” death or disability. If Mr. Boone is terminated for “cause,” or resigns without “good reason” he will be entitled to receive any unpaid salary, payment in respect of accrued vacation days and reimbursement for business expenses, in each case, through the date of his termination. Mr. Boone is subject to certain confidentiality and nonsolicitation covenants. The confidentiality covenants are perpetual, while the nonsolicitation period runs during the term of Mr. Boone’s employment agreement.

Resignation of Joseph E. Funk

On December 30, 2016, Joseph E. Funk submitted a letter to Rhino GP pursuant to which he resigned from all director and officer positions that he held with Rhino GP, the Partnership and their affiliates. Mr. Funk served as Chief Executive Officer of Rhino GP since November 2014 and director of Rhino GP since April 2015. As previously announced, Mr. Funk will remain a senior advisor to the Partnership through March 31, 2017. Mr. Funk’s decision to resign from the Rhino GP board of directors was not the result of any disagreement with Rhino GP or the Partnership.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Fourth Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners LP

On December 30, 2016, Rhino GP entered into the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (“Amended and Restated Partnership Agreement”) to create, authorize and issue the Series A Preferred Units.

The Series A Preferred Units are a new class of equity security that rank senior to all classes or series of equity securities of the Partnership with respect to distribution rights and rights upon liquidation. The holders of the Series A Preferred Units shall be entitled to receive annual distributions equal to the greater of (i) 50% of the CAM Mining free cash flow (as defined below) and (ii) an amount equal to the number of outstanding Series A Preferred Units multiplied by $0.80. “CAM Mining free cash flow” is defined in the Amended and Restated Partnership Agreement as (i) the total revenue of the Partnership’s Central Appalachia business segment, minus (ii) the cost of operations (exclusive of depreciation, depletion and amortization) for the Partnership’s Central Appalachia business segment, minus (iii) an amount equal to $6.50, multiplied by the aggregate number of met coal and steam coal tons sold by the Partnership from its Central Appalachia business segment. If the Partnership fails to pay any or all of the distributions in respect of the Series A Preferred Units, such deficiency will accrue until paid in full and the Partnership will not be permitted to pay any distributions on its partnership interests that rank junior to the Series A Preferred Units, including its common units. The Series A Preferred Units will be liquidated in accordance with their capital accounts and upon liquidation will be entitled to distributions of property and cash in accordance with the balances of their capital accounts prior to such distributions to equity securities that rank junior to the Series A Preferred Units.

The Series A Preferred Units will vote on an as-converted basis with the common units, and the Partnership will be restricted from taking certain actions without the consent of the holders of a majority of the Series A Preferred Units, including: (i) the issuance of additional Series A Preferred Units, or securities that rank senior or equal to the Series A Preferred Units; (ii) the sale or transfer of CAM Mining or a material portion of its assets; (iii) the repurchase of common units, or the issuance of rights or warrants to holders of common units entitling them to purchase common units at less than fair market value; (iv) consummation of a spin off; (v) the incurrence, assumption or guaranty indebtedness for borrowed money in excess of $50.0 million except indebtedness relating to entities or assets that are acquired by the Partnership or its affiliates that is in existence at the time of such acquisition or (vi) the modification of CAM Mining’s accounting principles or the financial or operational reporting principles of the Partnership’s Central Appalachia business segment, subject to certain exceptions.

The Partnership will have the option to convert the outstanding Series A Preferred Units at any time on or after the time at which the amount of aggregate distributions paid in respect of each Series A Preferred Unit exceeds $10.00 per unit. Each Series A Preferred Unit will convert into a number of common units equal to the quotient (the “Series A Conversion Ratio”) of (i) the sum of $10.00 and any unpaid distributions in respect of such Series A Preferred Unit divided by (ii) 75% of the volume-weighted average closing price of the common units for the preceding 90 trading days (the “VWAP”); provided however, that the VWAP will be capped at a minimum of $2.00 and a maximum of $10.00. On December 31, 2021, all outstanding Series A Preferred Units will convert into common units at the then applicable Series A Conversion Ratio.

The foregoing description of the Amended and Restated Partnership Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Partnership Agreement, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 30, 2016, the Partnership issued a press release announcing execution of the Option Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Fourth Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners LP, dated as of December 30, 2016

10.1	Option Agreement, dated as of December 30, 2016, by and among Rhino Resource Partners Holdings LLC, Rhino Resource Partners LP, Rhino GP LLC, and Royal Energy Resources, Inc., a Delaware corporation

10.2	Series A Preferred Unit Purchase Agreement, dated as of December 30, 2016, by and among Rhino Resource Partners LP, Weston Energy LLC and Royal Energy Resources, Inc.

10.3	Seventh Amendment to Amended and Restated Credit Agreement, dated December 30, 2016 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto

10.4	Letter Agreement, dated December 30, 2016, by and between Rhino Resource Partners LP and Royal Energy Resources, Inc.

99.1	Press Release issued by Rhino Resource Partners LP, dated December 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC, Its General Partner
Dated: January 6, 2017
	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners LP, dated as of December 30, 2016

10.1	Option Agreement, dated as of December 30, 2016, by and among Rhino Resource Partners Holdings LLC, Rhino Resource Partners LP, Rhino GP LLC, and Royal Energy Resources, Inc., a Delaware corporation

10.2	Series A Preferred Unit Purchase Agreement, dated as of December 30, 2016, by and among Rhino Resource Partners LP, Weston Energy LLC and Royal Energy Resources, Inc.

10.3	Seventh Amendment to Amended and Restated Credit Agreement, dated December 30, 2016 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto

10.4	Letter Agreement, dated December 30, 2016, by and between Rhino Resource Partners LP and Royal Energy Resources, Inc.

99.1	Press Release issued by Rhino Resource Partners LP, dated December 30, 2016